Griffon Corporation Announces Second Quarter Results

NEW YORK, NEW YORK, May 2, 2019 – Griffon Corporation (NYSE:GFF) (the “Company” or “Griffon”) today reported results for the second fiscal quarter ended March 31, 2019.

Consolidated revenue was $549.6 million, an increase of 15% from the prior year quarter. Home & Building Products (“HBP”) increased 20%, while Defense Electronics ("Telephonics") revenue decreased 9%, compared to the prior year quarter.

Income from continuing operations was $6.5 million, or $0.15 per share, compared to $2.0 million, or $0.05 per share, in the prior year quarter. The current year quarter results included discrete tax benefits, net, of $0.1 million. The prior year quarter results included acquisition costs of $0.8 million ($0.4 million, net of tax, or $0.01 per share) and a net tax provision for discrete and other certain tax items that affect comparability of $0.4 million or $0.01 per share. Excluding these items from the respective quarterly results, income from continuing operations would have been $6.4 million, or $0.15 per share, compared to $2.7 million, or $0.06 per share, in the prior year quarter.

Segment adjusted EBITDA was $53.7 million, an increase of 23% from the prior year quarter primarily driven by HBP revenue growth. Segment adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization and unallocated amounts (mainly corporate overhead), restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable.

Ronald J. Kramer, Chairman and CEO, commented, "We are pleased to report a solid second quarter, highlighted by a 15% increase in revenue and 23% growth in Segment adjusted EBITDA. Our enhanced operating performance was attributable to the success of our portfolio reshaping over the last two years, starting with the divestiture of the plastics business and the acquisitions of ClosetMaid and CornellCookson. These newly acquired businesses are performing well and contributed to our increased Home and Building Products Segment profitability. Telephonics continues to improve its manufacturing efficiencies in anticipation of a growing backlog for its core intelligence, surveillance and communications solutions."

Kramer continued, "We are in the early stages of unlocking the full earnings potential of our businesses, and expect to drive incremental value to shareholders as we execute our strategic plans. Additionally, increased U.S. defense and infrastructure spending should further accelerate our revenue growth and profitability. We are optimistic about our future."

Segment Operating Results
Home & Building Products
Revenue was $474.5 million, an increase of 20% when compared to the prior year quarter. Clopay Building Products Company, Inc. ("CBP") benefited from the acquisition of CornellCookson on June 4, 2018, which delivered approximately $48.1 million of revenue, as well as from favorable pricing, partially offset by unfavorable volume and mix. At the AMES Companies, Inc. ("AMES"), favorable weather conditions drove increases in U.S. lawn and garden products, and the launch of new product programs drove increased revenue for U.S. pots and planters and for wire storage and organization. These increases also were supplemented at AMES Australia as previously delayed orders materialized in the quarter. Organic growth was 8%.

Segment adjusted EBITDA was $48.8 million, an increase of 23% compared to the prior year quarter driven by the increased revenue as noted above, partially offset by increased material and tariff costs at both AMES and CBP.

Defense Electronics

Revenue was $75.1 million, a decrease of 9% from the prior year quarter, primarily due to decreased maritime surveillance radar revenue offset in part by a $1.6 million benefit from the adoption of revenue recognition guidance effective October 1, 2018. The impact of the revenue recognition guidance is expected to be immaterial to full year results.

Segment adjusted EBITDA was $4.9 million compared to $4 million, an increase of 24% from the prior year quarter, driven by reduced operating expenses and timing of research and development initiatives. The impact from the adoption of revenue recognition guidance effective October 1, 2018 was not material. The impact from the adoption of the revenue recognition guidance is expected to be immaterial to full year results.

Contract backlog was $378 million at March 31, 2019, compared to $374 million at September 30, 2018, restated for the adoption of revenue recognition guidance effective October 1, 2018, with approximately 73% expected to be fulfilled within the next twelve months. During the quarter, Telephonics was awarded several new contracts and received incremental funding on existing contracts approximating $87 million, which translates into a book to bill ratio of approximately 1.15.

Taxes
In the quarter ended March 31, 2019, the Company recognized a tax provision of $3.2 million on Income before taxes from continuing operations of $9.7 million, compared to a tax provision of $1.2 million on Income before taxes from continuing operations of $3.2 million in the comparable prior year quarter.  Excluding all items that affect comparability, the effective tax rates for the quarters ended March 31, 2019 and 2018 were 34.0% and 32.6%, respectively.

Discontinued Operations
During the quarter ended March 31, 2019, Griffon recorded an $11.0 million charge ($7.6 million, net of tax) to discontinued operations. The charge consisted primarily of a purchase price adjustment to resolve a claim related to the $475 million plastics divestiture and included an additional reserve for a legacy environmental matter.
Share Repurchases
In August 2016 and 2018, Griffon’s Board of Directors authorized the repurchase of up to $50 million of Griffon’s outstanding common stock. Under these programs, the Company may purchase shares in the open market, including pursuant to a 10b5-1 plan, or in privately negotiated transactions. During the six months ended March 31, 2019, Griffon purchased 37,500 shares of common stock under these repurchase programs, for a total of $0.4 million or $9.92 per share. At March 31, 2019, $58.0 million remained under existing Board authorizations.

Balance Sheet and Capital Expenditures
At March 31, 2019, the Company had cash and equivalents of $58 million and total debt outstanding of $1.22 billion, net of discounts and issuance costs, resulting in a net debt position of $1.16 billion. $176 million was available for borrowing under the revolving credit facility, subject to certain loan covenants. Capital expenditures were $9 million in the current quarter.

Conference Call Information
The Company will hold a conference call today, May 2, 2019, at 4:30 PM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13689636. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Thursday, May 2, 2019 at 7:30 PM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 13689636. The replay will be available through Thursday, May 16, 2019 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Griffon's ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of defense budget cuts and other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost or lack of availability of raw materials such as resin, wood and steel components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; Griffon's ability to service and refinance its debt, and the impact of recent and future legislative and regulatory changes, including, without limitation, the Tax Cuts and Jobs Act. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through two reportable segments:

•	Home & Building Products segment consists of two companies, AMES and CBP:

AMES, founded in 1774, is the leading North American manufacturer and a global provider of branded consumer and professional tools, landscaping products, and outdoor lifestyle solutions. In 2018, we acquired ClosetMaid, a leader in wood and wire closet organization, general living storage and wire garage storage products for homeowners and professionals.

CBP, since 1964, is a leading manufacturer and marketer of residential and commercial garage doors and sells to professional dealers and some of the largest home center retail chains in North America. In 2018, we acquired CornellCookson, a leading U.S. manufacturer and marketer of rolling steel door and grille products designed for commercial, industrial, institutional, and retail use.

•
Defense Electronics segment consists of Telephonics Corporation, founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on each segment's operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable ("Segment adjusted EBITDA", a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Income before taxes from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
REVENUE	2019	2018	2019	2018
Home & Building Products:
AMES	$287,732	$258,196	$504,206	$474,938
CBP	186,799	138,112	410,094	292,348
Home & Building Products	474,531	396,308	914,300	767,286
Defense Electronics	75,102	82,252	145,855	148,577
Total consolidated net sales	$549,633	$478,560	$1,060,155	$915,863

Segment adjusted EBITDA:
Home & Building Products	$48,753	$39,789	$100,613	$79,246
Defense Electronics	4,936	3,997	9,721	8,196
Segment adjusted EBITDA	53,689	43,786	110,334	87,442
Net interest expense	(17,305)	(16,044)	(33,636)	(32,686)
Segment depreciation and amortization	(15,353)	(13,199)	(30,304)	(26,051)
Unallocated amounts	(11,347)	(10,541)	(22,745)	(20,977)
Acquisition costs	—	(814)	—	(3,999)
Cost of life insurance benefit	—	—	—	(2,614)
Income before taxes from continuing operations	$9,684	$3,188	$23,649	$1,115

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Home & Building Products:
Segment operating profit	$36,021	$28,478	$75,566	$56,229
Depreciation and amortization	12,732	10,504	25,047	20,637
Acquisition costs	—	807	—	2,380
Segment adjusted EBITDA	48,753	39,789	100,613	79,246

Defense Electronics:
Segment operating profit	2,315	1,302	4,464	2,782
Depreciation and amortization	2,621	2,695	5,257	5,414
Segment adjusted EBITDA	4,936	3,997	9,721	8,196

All segments:
Income from operations - as reported	25,721	16,886	55,013	31,041
Unallocated amounts	11,347	10,541	22,745	20,977
Other, net	1,268	2,346	2,272	2,760
Acquisition costs	—	7	—	1,619
Cost of life insurance benefit	—	—	—	2,614
Segment operating profit from continuing operations	38,336	29,780	80,030	59,011
Depreciation and amortization	15,353	13,199	30,304	26,051
Acquisition costs	—	807	—	2,380
Segment adjusted EBITDA from continuing operations	$53,689	$43,786	$110,334	$87,442

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Revenue	$549,633	$478,560	$1,060,155	$915,863
Cost of goods and services	412,129	357,181	779,605	673,705
Gross profit	137,504	121,379	280,550	242,158

Selling, general and administrative expenses	111,783	104,493	225,537	211,117

Income from operations	25,721	16,886	55,013	31,041

Other income (expense)
Interest expense	(17,517)	(16,806)	(34,046)	(33,645)
Interest income	212	762	410	959
Other, net	1,268	2,346	2,272	2,760
Total other expense, net	(16,037)	(13,698)	(31,364)	(29,926)

Income before taxes from continuing operations	9,684	3,188	23,649	1,115
Provision (benefit) from income taxes	3,194	1,237	8,406	(23,667)
Income from continuing operations	$6,490	$1,951	$15,243	$24,782

Discontinued operations:
Income (loss) from operations of discontinued operations	$(11,000)	$113,376	(11,000)	124,842
Provision (benefit) for income taxes	(3,354)	25,047	(3,354)	28,355
Income (loss) from discontinued operations	$(7,646)	$88,329	(7,646)	96,487

Net income (loss)	$(1,156)	$90,280	$7,597	$121,269

Income from continuing operations	$0.16	$0.05	$0.37	$0.59
Income (loss) from discontinued operations	(0.19)	2.13	(0.19)	2.31
Basic earnings per common share	$(0.03)	$2.18	$0.19	$2.91

Weighted-average shares outstanding	40,949	41,477	40,849	41,700

Income from continuing operations	$0.15	$0.05	$0.36	$0.58
Income (loss) from discontinued operations	(0.18)	2.07	(0.18)	2.24
Diluted earnings per common share	$(0.03)	$2.11	$0.18	$2.82

Weighted-average shares outstanding	42,832	42,765	42,376	43,062

Net income (loss)	$(1,156)	$90,280	$7,597	$121,269

Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	2,885	19,714	(2,851)	18,425
Pension and other post retirement plans	184	247	368	9,806
Change in cash flow hedges	(189)	440	(87)	528
Total other comprehensive income (loss), net of taxes	2,880	20,401	(2,570)	28,759
Comprehensive income, net	$1,724	$110,681	$5,027	$150,028

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	March 31, 2019	September 30, 2018
CURRENT ASSETS
Cash and equivalents	$57,979	$69,758
Accounts receivable, net of allowances of $10,025 and $6,408	344,049	280,509
Contract costs and recognized income not yet billed, net of progress payments of $5,300 and $3,172	83,904	121,803
Inventories	457,071	398,359
Prepaid and other current assets	45,778	42,121
Assets of discontinued operations	324	324
Total Current Assets	989,105	912,874
PROPERTY, PLANT AND EQUIPMENT, net	332,852	342,492
GOODWILL	439,118	439,395
INTANGIBLE ASSETS, net	364,740	370,858
OTHER ASSETS	15,192	16,355
ASSETS OF DISCONTINUED OPERATIONS	2,901	2,916
Total Assets	$2,143,908	$2,084,890

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$10,807	$13,011
Accounts payable	223,188	233,658
Accrued liabilities	120,532	139,192
Liabilities of discontinued operations	11,657	7,210
Total Current Liabilities	366,184	393,071
LONG-TERM DEBT, net	1,206,195	1,108,071
OTHER LIABILITIES	94,938	106,710
LIABILITIES OF DISCONTINUED OPERATIONS	2,307	2,647
Total Liabilities	1,669,624	1,610,499
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	474,284	474,391
Total Liabilities and Shareholders’ Equity	$2,143,908	$2,084,890

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES - CONTINUING OPERATIONS:
Net income	$7,597	$121,269
Net (income) loss from discontinued operations	7,646	(96,487)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	30,577	26,271
Stock-based compensation	6,355	4,920
Provision (recovery) for losses on accounts receivable	316	(201)
Amortization of debt discounts and issuance costs	2,841	2,754
Deferred income taxes	(865)	(23,136)
Change in assets and liabilities, net of assets and liabilities acquired:
Increase in accounts receivable and contract costs and recognized income not yet billed	(47,669)	(16,631)
Increase in inventories	(37,852)	(48,295)
Decrease in prepaid and other assets	2,323	2,613
Decrease in accounts payable, accrued liabilities and income taxes payable	(28,945)	(21,021)
Other changes, net	2,670	844
Net cash used in operating activities - continuing operations	(55,006)	(47,100)
CASH FLOWS FROM INVESTING ACTIVITIES - CONTINUING OPERATIONS:
Acquisition of property, plant and equipment	(17,418)	(21,628)
Acquired businesses, net of cash acquired	(9,219)	(246,230)
Proceeds from sale of business	—	473,977
Insurance proceeds (payments)	(10,604)	8,254
Proceeds from sale of assets	62	454
Investment purchase	(149)	—
Net cash provided by (used in) investing activities - continuing operations	(37,328)	214,827
CASH FLOWS FROM FINANCING ACTIVITIES - CONTINUING OPERATIONS:
Dividends paid	(6,847)	(5,872)
Purchase of shares for treasury	(1,478)	(32,861)
Proceeds from long-term debt	143,101	347,898
Payments of long-term debt	(48,169)	(229,941)
Financing costs	(945)	(7,451)
Contingent consideration for acquired businesses	(1,686)	—
Other, net	83	126
Net cash provided by financing activities - continuing operations	84,059	71,899
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(3,438)	(15,080)
Net cash used in investing activities	—	(10,762)
Net cash used in financing activities	—	(22,541)

Net cash used in discontinued operations	(3,438)	(48,383)
Effect of exchange rate changes on cash and equivalents	(66)	(2,468)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(11,779)	188,775
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	69,758	47,681
CASH AND EQUIVALENTS AT END OF PERIOD	$57,979	$236,456

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss on debt extinguishment, acquisition related expenses and discrete and certain other tax items, as well as other items that may affect comparability, as applicable. Griffon believes this information is useful to investors for the same reason. The following table provides a reconciliation of Income from continuing operations to Adjusted income from continuing operations and earnings per share from continuing operations to Adjusted earnings per share from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
TO ADJUSTED INCOME FROM CONTINUING OPERATIONS
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2019	2018	2019	2018
Income from continuing operations	$6,490	$1,951	$15,243	$24,782

Adjusting items, net of tax:
Acquisition costs	—	378	—	2,726
Cost of life insurance benefit	—	—	—	248
Discrete and certain other tax provisions (benefits)	(97)	368	370	(22,650)

Adjusted income from continuing operations	$6,393	$2,697	$15,613	$5,106

Diluted earnings per common share from continuing operations	$0.15	$0.05	$0.36	$0.58

Adjusting items, net of tax:
Acquisition costs	—	0.01	—	0.06
Cost of life insurance benefit	—	—	—	0.01
Discrete and certain other tax provisions (benefits)	—	0.01	0.01	(0.53)

Adjusted earnings per common share from continuing operations	$0.15	$0.06	$0.37	$0.12

Weighted-average shares outstanding (in thousands)	42,832	42,765	42,376	43,062

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share from continuing operations.